SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – January 27, 2005

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Lockheed Martin Corporation’s executive officers receive annual cash compensation in the form of base salary and incentive compensation. None of the Corporation’s executive officers have employment agreements. All executive officers are at will employees and serve at the pleasure of the Board of Directors.

The Management Development and Compensation Committee and the Stock Option Subcommittee (together the “Committee”) of the Board of Directors oversees and reviews the Corporation’s executive compensation policies and programs and approves the form and amount of compensation to be paid to executive officers. The Committee is independent and consists entirely of Board members who are neither officers nor employees of Lockheed Martin or its subsidiaries and who are independent under the listing standards of the New York Stock Exchange.

Under the Lockheed Martin Management Incentive Compensation Plan (“MICP”), executives have the opportunity to earn incentive compensation based on the assessment of performance measured against individual and business unit (or corporate) goals by the Committee of the Board of Directors. The Committee generally reviews and makes annual incentive compensation awards in January of each year.

Each of the executive officers is assigned a targeted percentage (ranging from 45 percent to 100 percent) of base salary determined by the level of importance and responsibility of the participant’s position in the Corporation. The amount of incentive compensation generated by the target percentage is adjusted upwards or downwards after assessment by the Committee of business area and/or corporate performance, as well as an individual’s contribution to that performance. Following adjustment for business area and/or corporate and individual performance ratings, the bonuses payable under the MICP for the executive officers can range from 0 percent to 195 percent of the target bonus amount.

For 2004, business area and corporate performance was evaluated in part by comparison to the Corporation’s or business area’s long-range plan, as established at the end of the prior year. The evaluation looked at standard measures of financial performance such as orders, sales, earnings, and cash generation. In addition, contract performance, percentage of contract award fees earned, rate and dollar value of new business won, backlog, achievement of cost savings under the LM21 Program, level of profit margin and inter-company sales and earnings were also reviewed. Non-financial performance factors such as mission success, workforce diversity and strategic initiatives also were considered. Management’s assessment of performance relative to identified criteria was reviewed with the Committee. For management members other than himself, the CEO, subject to the Committee’s review and approval, recommended corresponding adjustments based on management’s assessment. Selection of the criteria and weighting of the various criteria in determining adjustments is within the Committee’s discretion and may vary from year to year. The Committee retains discretion to determine the amount of actual awards, if any.

In determining the adjustment for individual performance, the Committee considers subjective criteria, such as the accomplishment of individual performance goals and contributions to operational performance, as well as the individual’s implementation of and adherence to the Corporation’s policy on ethics and standards of conduct, customer satisfaction, teamwork, and retention and development of key personnel.

Based on a review of the above factors, the Committee approved the payment of cash incentive bonuses under the MICP to the named executive officers of the Corporation for the year ended December 31, 2004 in the amounts set forth on Exhibit 99, which is attached to and incorporated by reference into this report. The other executive officers of the Corporation received cash incentive bonuses in amounts determined by the Committee pursuant to the MICP based on a review and application of the above factors.

The Committee evaluates each individual executive’s base salary by reference to the base salary of comparable executive positions. The Committee generally evaluates the base salary of the Corporation’s executive officers in September of each year. The base salary of each named executive officer of the Corporation as of December 31, 2004 is set forth in Exhibit 99, which is attached to and incorporated by reference into this report.

The Corporation intends to provide additional information regarding other compensation awarded to the named executive officers in respect of and during the year ended December 31, 2004 in the proxy statement for its 2005 annual meeting of stockholders, which is expected to be filed with the SEC in March 2005.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99	Annual Incentive Cash Compensation for 2004 and Base Salaries of Named Executive Officers as of December 31, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ Rajeev Bhalla
Rajeev Bhalla
Vice President and Controller

February 2, 2005